Exhibit 5.1

December 21, 2004

Barrick Gold Corporation
BCE Place, Canada Trust Tower
Suite 3700,
161 Bay Street, P.O. Box 212
Toronto, Ontario
M5J 2S1

New York Stock Exchange
20 Broad Street
New York, New York
U.S.A. 10005

Ladies and Gentlemen:

Barrick Gold Corporation

We have acted as Canadian counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission on or about December 21, 2004 (the “Registration Statement”) relating to the registration of 16,000,000 common shares (“Common Shares”) of Barrick Gold Corporation, an Ontario corporation (“Barrick”), issuable in connection with options (the “Options”) granted pursuant to the Barrick Gold Corporation Stock Option Plan (2004) (the “Plan”) in the manner set forth in the Registration Statement and in connection with the additional listing on the New York Stock Exchange of the Common Shares underlying the Options granted or to be granted under Barrick’s Plan. On October 29, 2004, the Board of Directors of Barrick reserved for issuance 16,000,000 Common Shares issuable on the exercise of the Options.

As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, (ii) Barrick’s Articles of Amalgamation and By-Laws, in each case, as amended, (iii) certain resolutions of Barrick’s Board of Directors, (iv) the Plan, and (v) such other proceedings, documents and records as we have deemed relevant or necessary as a basis for the opinions herein expressed. In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof and the authenticity of the originals of such certified or photostatic copies or facsimiles.

The opinion expressed in paragraph 3 below is subject to the qualification that under the laws of the Province of Ontario a court may, in certain limited circumstances not generally applicable in the context of a public corporation, “pierce the corporate veil” and attach personal liability to shareholders of a corporation in connection with actions of the corporation.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.	Barrick is a corporation duly amalgamated and subsisting under the laws of the Province of Ontario.

2.	Upon the exercise of the Options and receipt by Barrick of payment in full for the Common Shares issuable upon such exercise, such Common Shares when sold as contemplated by the Plan will be duly and validly issued as fully paid and non-assessable.

3.	The holders of Common Shares will have no personal liability by reason of being a holder of such Shares under the laws of the Province of Ontario, being the jurisdiction of amalgamation of Barrick and the jurisdiction in which its head office is located.

4.	Approval of the shareholders of Barrick is not required for the reservation by the Board of Directors of Barrick of Common Shares issuable on the exercise of Options granted under the Plan.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only, and we express no opinion as to any laws, or matters governed by any other laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein. We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the United States Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

No member of our firm is a director or an officer of Barrick.

The opinions expressed above are provided exclusively for the benefit of the New York Stock Exchange, Inc. and Barrick and for use in connection with the filing of the Registration Statement. The opinions may not be used or relied on by any other person or for any other purpose without our prior written consent.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg